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                                                                    EXHIBIT 99.1


[HARVEST LOGO]

                                                         FOR IMMEDIATE RELEASE

                           HARVEST NATURAL RESOURCES
                             UPDATES DECEMBER SALES

         HOUSTON, TX - (January 23, 2003) - Harvest Natural Resources, Inc. (NYSE:HNR) today reported the Company's Venezuelan sales totaled 270,000 barrels of oil in December while another 130,000 barrels were produced into storage. Sales were reduced approximately 550,000 to 600,000 barrels during the month as a result of production being shut-in as of December 21, 2002. Fourth quarter sales in Venezuela were approximately two million barrels of oil.

         Harvest President and Chief Executive Officer, Dr. Peter J. Hill, said, "Harvest had a very successful 2002. While production for the year will fall just short of the 28,000 barrels of oil per day guidance due to the closing down of our wells in Venezuela, cash flows from operating activities before changes in operating assets and liabilities should be within the $45 million and $55 million guidance range provided earlier."

         Hill added, "We are disappointed that events in Venezuela have interrupted our oil production and principal cash flow stream. We estimate it would take two to three weeks to bring our fields back to full production after activities return to normal although sales could begin within a few days. Based on the information available to us at this time, we believe recoverable reserves should not be affected as a result of the shut down of the fields."

         Hill continued, "Total monthly cash requirements, necessary to fund continued operating, overhead and debt service costs average approximately $4.5 million to $5.0 million per month. In addition, we continue to spend minor amounts of capital to maintain momentum for the gas project. Currently, the Company has approximately $85 million of cash. In the event that the situation in Venezuela becomes protracted, we will take additional steps to mitigate our financial exposure."


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         Loan covenants in the various project financing agreements used to fund the construction of facilities in Venezuela provide that if production ceases for more than 30 consecutive days, the loan maturities can be accelerated. As a result, the Company sought and received a waiver until February 18, 2003 of such provisions in order to remain in compliance with the terms of these loan agreements. The Company believes that, if necessary, the lender will extend the waiver.

         Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent oil and gas development company with principal operations in Venezuela and Russia. For more information visit the Company's website at www.harvestnr.com.

CONTACT:

Steven W. Tholen
Senior Vice President, Chief Financial Officer
(281) 578-8020

Ken Dennard / kdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E
(713) 529-6600

"This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest's expectations as a result of factors discussed in Harvest's 2001 Annual Report on form 10-K and subsequent reports."